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                                                                     Exhibit 4.2

                            AMERICAN LAND LEASE, INC.
                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

I.       PURPOSE OF THE PLAN

         The purpose of the Dividend Reinvestment and Stock Purchase Plan (the "Plan") of American Land Lease, Inc., a Delaware corporation (the "Company"), is to provide existing holders (the "Stockholders") of the Company's outstanding common stock, par value $.01 per share (the "Common Stock"), with a convenient and cost-effective method to purchase additional shares of Common Stock. The Plan provides the Company with a means of raising additional capital for investment in our limited partnership, Asset Investors Operating Partnership, L.P., and its operations on an economical basis. The Plan was authorized by the Company's Board of Directors on May 3, 2002 and became effective on such date.

II.      ADMINISTRATION

         The Plan will initially be administered by Wells Fargo Bank Minnesota, N.A. (the "Plan Administrator"). An investor who participates in any feature of the Plan is hereafter referred to as a "Participant." The Plan Administrator keeps records, sends statements of account to each Participant, provides safekeeping for the shares of Common Stock purchased pursuant to the Plan and performs other duties relating to the Plan.

         The Plan Administrator will establish an account under the Plan for each Participant (each a "Participant's Account"). The Plan Administrator will credit to the Participant's Account cash received by the Plan Administrator for the Participant from cash dividends paid on the shares of Common Stock, including those full and fractional shares of Common Stock (computed to three decimal places) acquired under the Plan, and all voluntary cash contributions for Cash Purchases received by the Plan Administrator from the Participant. The Company will pay to the Plan Administrator all cash dividends payable with respect to participating shares of Common Stock owned by the Participants, including shares and fractional shares previously acquired under the Plan. The Plan Administrator will apply such funds toward the purchase of additional shares of Common Stock for the Participant's Account either directly from the Company or on the open market or in privately negotiated transactions, as instructed by the Company.

         As soon as practicable after the purchases of shares of Common Stock have been completed, the Plan Administrator will send each Participant a statement of their account ("Account Statement"). The Account Statement will confirm the transaction and itemize any previous investment activity for the calendar year. Each Participant, by participating in the Plan, agrees to notify the Plan Administrator promptly in writing of any change of address. Account statements should be retained by the Participant for his or her own records.

         The Company may, in its sole discretion upon thirty days prior written notice to the Plan Administrator, release the Plan Administrator as administrator of the Plan; however, if the Plan is in effect, the Company must immediately engage a plan administrator to replace the Plan Administrator. The Plan Administrator may, in its sole discretion upon thirty days prior written notice to the Company, withdraw as administrator of the Plan.

III.     PARTICIPATION

         Participation in the Plan is open to any Stockholder of the Company who fulfills the requirements for participation described below under "Participation Options." A Stockholder who owns shares of Common Stock in its own name is referred to herein as a "Stockholder of Record." A Stockholder of Record may participate directly in the Plan. A Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name (for example, where shares are held in the name of a broker, bank or other nominee) is referred to herein as a "Beneficial Owner." A Beneficial Owner may participate in the Plan by either (i) becoming a Stockholder of

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Record by having one or more shares transferred into its own name, or (ii)
coordinating its participation with its broker, bank or other nominee who is the record holder to participate on its behalf. The Company in its sole and absolute discretion may refuse to permit a broker, bank nominee or other record holder to participate in the Plan.

         Stockholders who are not citizens or residents of the United States for Federal income tax purposes and Stockholders owning, actually or constructively (taking into account the constructive ownership provisions applicable to real estate investment trusts under the Internal Revenue Code of 1986, as amended (the "Code") and taking into account shares of Common Stock acquired pursuant to the Plan or otherwise), Common Stock in an amount equal to or greater than 5% of the outstanding Common Stock (the "Ownership Limit") will not be eligible to participate in the Plan. To the extent consistent with the Sections 856 through 860 of the Code, and in accordance with the provisions of the Company's Certificate of Incorporation, as then in effect, the Company's Board of Directors may waive the Ownership Limit for, and at the request of, certain purchasers to allow participation in the Plan, except insofar as the Board of Directors has already waived such ownership limit.

         The Plan is intended for the benefit of investors in the Company and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $5,000 per calendar quarter maximum (as described in Section V below) without seeking the advance approval of the Company or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Common Stock. Notwithstanding anything in the Plan to the contrary, the Company reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $5,000 per calendar quarter maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Company. For purposes of this limitation, the Company reserves the right to aggregate all Cash Purchases for Participants with more than one account using the same name, address or social security or taxpayer identification number. For Participants unable to supply a social security or taxpayer identification number, participation may be limited by the Company to only one Participant's Account. Also, for the purpose of such limitations, all Participant's Accounts that the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. In the event the Company exercises its right to aggregate investments and the result would be an investment in excess of $5,000 without an approved Request for Waiver, the Plan Administrator will return, without interest, as promptly as practicable, any amount in excess of the investment limitations.

IV.      PARTICIPATION OPTIONS

         The Authorization Form appoints the Plan Administrator as agent for the Participant and directs the Company to pay to the Plan Administrator such Participant's cash dividends on all or a specified number of shares of Common Stock owned by the Participant ("Participating Shares"), as well as on all whole and fractional shares of Common Stock credited to a Participant's Plan account ("Plan Shares"). The Authorization Form directs the Plan Administrator to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends. The Authorization Form also directs the Plan Administrator to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases of not more than $5,000 per calendar quarter, if any, made by Participants. See "Cash Purchases---Waiver of Maximum Cash Purchase Limitation" below for a discussion of the requirements for Cash Purchases exceeding $5,000 per calendar quarter.

         The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options:

         Full Dividend Reinvestment. The Plan Administrator will reinvest in
         --------------------------
additional shares of Common Stock all cash dividends paid on all shares of Common Stock then or subsequently registered in a Participant's name and/or held in its Plan account. Participants electing this option may also make optional cash investments in shares of Common Stock and any dividends paid on such shares will be reinvested in additional shares of Common Stock.

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         Partial Dividend Reinvestment. The Plan Administrator will reinvest in
         -----------------------------
additional shares of Common Stock cash dividends paid on the percentage (from 10% to 90%, in increments of 10%) of the total number of shares of Common Stock then or subsequently registered in a Participant's name and/or held in its Plan account, including shares purchased through Optional Cash Purchases.

         Cash Purchases. The Plan Administrator will only apply optional cash
         --------------
investments for Cash Purchases received from the Participant toward the purchase of additional shares of Common Stock. The Participant will continue to receive cash dividends on shares of Common Stock registered in the Plan under the Participant's name in the usual manner.

         Each Participant may select either one of the dividend reinvestment options and/or the Cash Purchase option. Under each dividend reinvestment option, dividends will be reinvested on all Participating Shares and on all Plan Shares held in the Plan account until a Participant specifies otherwise by contacting the Plan Administrator, or withdraws from the Plan altogether, or until the Plan is terminated. If a Participant would prefer to receive cash payments of dividends on Plan Shares rather than reinvest such dividends, those shares must be withdrawn from the Plan by written notification to the Plan Administrator. See "Termination of Participation" below. Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Plan Administrator.

         Participation in the Plan will begin upon receipt of a properly completed Authorization Form (and, in cases of cash investments exceeding $5,000, receipt and approval by the Company of a properly completed Request for Wavier). The funds for a Cash Purchase may be submitted with the initial Authorization Form. Thereafter, it will not be necessary to submit an additional Authorization Form and Cash Purchases may be made monthly or periodically at the election of the Participant. Once an Authorization Form has been submitted, it is not necessary to submit one with subsequent Cash Purchases. See Section V for more details on Cash Purchases and Dividend Reinvestments.

         With respect to the dividend reinvestment portion of the Plan, the Authorization Form must be received by the Plan Administrator no later than the record date established for a particular dividend in order for a Stockholder to be eligible for reinvestment of such dividends under the Plan for that related dividend; otherwise, reinvestment will begin on the Dividend Reinvestment Date following the next record date. With respect to Cash Purchases in amounts less than the $5,000 quarterly maximum, the Plan Administrator must receive the Authorization Form and available funds at least one business day prior to the commencement of the Pricing Period in order for a Participant's Cash Purchase to be invested on the following Cash Purchase Investment Date, otherwise such authorization will be effective as of, and the funds will be invested on, the next Cash Purchase Investment Date thereafter. In addition, with respect to Cash Purchases in amounts greater than the $5,000 quarterly maximum, the Company must receive a Request for Waiver at least four business days prior to the commencement of the Pricing Period. If the Authorization Form is received in the period between any record date and the related Dividend Payment Date that dividend will be paid in cash and your initial dividend reinvestment will begin on the next Dividend Reinvestment Date.

V.       PURCHASE OF AND PRICE OF SHARES

         Dividend Reinvestment. The Plan Administrator will apply cash credited
         ---------------------
to the Participant's Account to the purchase of shares of Common Stock (including fractional interests) and will credit the number of shares of Common Stock so purchased to the Participant's Account. The Plan Administrator will apply such funds toward the purchase of shares of Common Stock in the open market or from authorized but unissued shares of Common Stock for the Participant's Account.

     (1) Discount Rate on Dividend Reinvestments. The price of the authorized but unissued shares of Common Stock purchased by the Plan Administrator directly from the Company pursuant to the reinvestment of dividends will be issued at the Discount Rate to the then current Market Price for Dividend Reinvestments as of the Dividend

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Reinvestment Date. The Discount Rate is subject to change for future dividend reinvestments, or complete discontinuance at the Company's discretion, without prior notice to the Participants based on current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may contact the Plan Administrator at (800) 468-9716 on or after three business days prior to the record date for dividend reinvestments to learn the applicable Discount Rate if the Company has determined to issue shares of Common Stock to satisfy Plan purchases. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to purchases for the Participant's Account in the open market or in privately negotiated transactions for investment periods with respect to which a Discount Rate has not been made available to Participants.


         (2) Price per Share for Reinvested Dividends. The Market Price for Dividend Reinvestments per share of Common Stock acquired directly from the Company shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE during the Pricing Period preceding the Dividend Reinvestment Date. If publication of the sales price of the Common Stock on any Dividend Reinvestment Date does not take place or contains a reporting error, the Market Price for Dividend Reinvestments purchased from the Company shall be determined by the Plan Administrator or the Company on the basis of such market quotation as they deem appropriate. No shares of Common Stock will be purchased from the Company under the Plan at less than par value ($.01 per share of Common Stock). In addition, no shares of Common Stock will be purchased from the Company at a price which reflects a greater than 5% discount from the fair market value of such shares on the date of purchase. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all of the shares of Common Stock purchased by the Plan Administrator during that month in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions at prevailing rates. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of 5% of the purchase price of the shares of Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery and otherwise as the Plan Administrator may determine.

         (3) Dividend Reinvestment Date. The date for the reinvestment of dividends (the "Dividend Reinvestment Date") generally will be on or within thirty days after the Dividend Payment Date except where reinvestment of such funds at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the funds are expected to be reinvested on the Dividend Payment Date.

     Cash Purchases. A Stockholder may also make Optional Cash Purchases of
     --------------
shares of Common Stock, subject to a minimum of $250 per purchase and a maximum of $5,000 per calendar quarter (except in cases covered by a Request for Waiver as discussed below). For purposes of these limitations on Cash Purchases, all Plan accounts under the common control or management of a Participant may be aggregated at the Company's sole discretion.

         (1) Discount Rate on Cash Purchases. The price of the authorized but unissued shares of Common Stock purchased by the Plan Administrator directly from the Company for Cash Purchases not in excess of the $5,000 per calendar quarter maximum will be issued at the Discount Rate to the then current Market Price for Cash Purchases as of the Cash Purchase Investment Date. The Discount Rate is subject to change for future investment periods, or complete discontinuance at the Company's discretion, without prior notice to the Participants after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Participants may contact the Plan Administrator at (800) 468-9716 on or after three business days prior to the first day of the applicable Pricing Period to learn the applicable Discount Rate if the Company has determined to issue share of Common Stock to satisfy Plan purchases. The Discount Rate will only be in effect for purchases of shares of Common Stock directly from the Company; the Discount Rate will not be applied to

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purchases for the Participant's Account in the open market or in privately negotiated transactions for investment periods with respect to which a Discount Rate has not been made available to Participants.

         (2) Price per Share for Cash Purchases. The "Market Price for Cash Purchases" per share shall be the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date; provided, however, that the Market Price for Cash Purchases shall not be less than a price which reflects a 5% discount from the fair market value of such shares on the date of purchase. If publication of the sales price of the Common Stock on the Cash Purchase Investment Date does not take place or contains a pricing error, the Market Price for Cash Purchases purchased from the Company shall be determined by the Plan Administrator or the Company on the basis of such market quotation as they deem appropriate. No shares of Common Stock will be purchased from the Company under the Plan at less than par value ($.01 per share of Common Stock). No commission shall be paid with respect to purchases of authorized but unissued shares of Common Stock directly from the Company. If the Company elects to purchase the shares on the open market or in privately negotiated transactions, the price per share of Common Stock acquired through such open market or privately negotiated transactions will be the weighted average of the actual prices paid, computed to four decimal places, for all of the shares of Common Stock purchased by the Plan Administrator during that month in connection with such open market purchases, without application of the Discount Rate. The Plan Administrator shall pay brokerage commissions at prevailing rates. Such commissions will be reimbursed by the Company, but in no event shall the Company be obligated to pay commissions in excess of 5% of the purchase price of the shares of Common Stock. Any commissions in excess of 5% will be paid by the Participants on a pro rata basis. Such open market purchases may be made, at the Plan Administrator's option, on any securities exchange where the shares of Common Stock are traded, in the over-the-counter market or in negotiated transactions with third persons, and may be on such terms as to price, delivery, and otherwise as the Plan Administrator may determine.



         (3) Waiver of Maximum Cash Purchase Limitation. Cash Purchases in excess of $5,000 per calendar quarter may be made only upon acceptance in writing by the Company of a completed written request for waiver form from the Participant ("Request for Waiver"). A Request for Waiver must be received by the Company at its corporate address no later than 2:00 p.m., New York City time, on the fourth business day preceding the first day of the relevant Pricing Period. Request for Waiver forms may be obtained from the Plan Administrator by telephone at (800) 468-9716. The Company may establish a discount rate different than the Discount Rate, ranging from 0% to 5% (the "Waiver Discount"), applicable shares purchased from the Company for Cash Purchases exceeding $5,000 per calendar quarter and approved by the Company pursuant to a Request for Waiver. Participants may contact the Plan Administrator at (800) 468-9716 on or after three business days prior to the first day of the relevant Pricing Period to learn the applicable Waiver Discount if the Company has determined to issue shares of Common Stock to satisfy Plan purchases. It is solely within the Company's discretion as to whether any such approval for cash investments in excess of $5,000 per calendar quarter will be granted. In deciding whether to approve a Request for Waiver, the Company may consider factors determined by it to be relevant including, but not limited to: whether the Plan is then acquiring newly issued or treasury shares directly from the Company or acquiring shares from third parties in the open market or in privately negotiated transactions; the Company's need for additional funds; the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds; the purchase price likely to apply to any sale of Common Stock under the Plan; the Participant submitting the request; the extent and nature of such Participant's prior participation in the Plan; the number of shares of Common Stock held by such Participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all Participants. If such requests are submitted for any Cash Purchase Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines in its sole discretion to be appropriate. The Company anticipates that it will respond to each Request for Waiver by the close of business (7:00 p.m., New York City time) on the second business day preceding the first day of the relevant Pricing Period. Any Request for Waiver accepted by the Company will be

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subject to all the terms and conditions otherwise applicable to Cash Purchases, except as otherwise provided in this Section.

     (4) Cash Purchase Investment Date. The Cash Purchase Investment Date for Cash Purchases will occur on or about the third from the last business day of each month, or in the case of purchases in the open market, no later than the last business day of each month.

     (5) Timing and Procedure for Cash Purchases. Each month the Plan Administrator will apply a Cash Purchase for which available funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Cash Purchase Investment Date. In order for funds to be invested on the next Cash Purchase Investment Date, the Plan Administrator must have received the following in a timely fashion: (i) the Authorization Form (if the person is not yet enrolled as a Participant) at least one business day before the commencement of the Pricing Period; (ii) a Request for Waiver executed by the Company (if applicable) no later than 2:00 p.m., New York City time, two business days before the commencement of the next Pricing Period; and
(iii) a check or money order no later than one business day prior to the commencement of the related Pricing Period (the "Cash Purchase Due Date"), unless funds are being transmitted by electronic funds transfer as provided below. The Company may, in its sole discretion, accept such funds after the Cash Purchase Due Date in cases of unanticipated delay or inadvertence by the Participant. Such check, money order or electronic funds transfer must have cleared before the related Cash Purchase Investment Date. Checks and money orders are accepted subject to timely collection as available funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Wells Fargo Bank Minnesota, N.A.--American Land Lease, Inc." Checks must be drawn on a U.S. bank payable in U.S. funds or they will be returned to the Participant. In addition, the Plan Administrator will not accept third party checks and will return them to the Participant. Checks returned for any reason will not be resubmitted for collection. Participants will be charged the Plan Administrator's prevailing fees for dishonored checks and failed electronic fund transfers due to insufficient funds. The Plan Administrator will apply Cash Purchases that it receives after one business day prior to the commencement of the Pricing Period for the following Cash Purchase Investment Date towards the next Cash Purchase Investment Date thereafter. Specific instructions for electronic funds transfers can be obtained by telephoning the Plan Administrator at (800) 468-9716. Participants' bank accounts are debited on the twentieth day of each month or, if the twentieth day of the month is not a business day, the business day next following the twentieth day of the month. Participants do not receive any confirmation of the transfer of funds other than as reflected in their monthly Plan account statements and in their bank account statements. To authorize electronic funds transfers, a Participant must complete and sign the Automatic Cash Withdrawal and Investment Card, which can be obtained by telephoning the Plan Administrator at (800) 468-9716, and return it to the Plan Administrator together with a voided blank check or deposit slip for the account from which funds are to be transferred. A Participant's automatic funds transfers will begin as soon as practicable after the Plan Administrator receives the Automatic Cash Withdrawal and Investment Card. A Participant may change the amount of its monthly transfer or terminate its monthly transfer altogether by contacting the Plan Administrator in writing. To be effective with respect to a particular Cash Purchase Investment Date, a Participant's change or termination request must be received by the Plan Administrator by the fourth day of the month.

     Upon a Participant's written request received by the Plan Administrator no later than two business days prior to the first day of the relevant Pricing Period, a timely optional Cash Purchase not already invested under the Plan will be canceled or returned to the Participant as soon as practicable. In making purchases for the Participant's Account, the Plan Administrator may commingle the Participant's funds with those of other Participants in the Plan. No interest will be paid on funds held by the Plan Administrator pending investment or return to the Participant. Funds for Cash Purchases do not constitute deposits or savings accounts and are not insured by any governmental agency or instrumentality.

VI.      RETURNED CHECKS OR FUNDS TRANSFER POLICY

         The Plan Administrator reserves the right to debit additional shares of Common Stock from a Participant's Account if the sale of the shares purchased is not sufficient to cover the returned check amount and associated fees.

VII.     BROKERAGE

         All purchases and sales of Common Stock on the open market will be executed through Wells Fargo Bank Minnesota, N.A.

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VIII.    VOTING OF SHARES HELD UNDER THE PLAN

         Each Participant will be able to vote all shares of Common Stock (including fractional shares) credited to the Participant's Account. The Plan Administrator will not vote shares of Common Stock that it holds for a Participant's Account except as directed by the Participant. All shares of Common Stock in the Participant's Account will be added to the shares of Common Stock registered in the Participant's name on the stockholder records of the Company, if any, and the Participant will receive one proxy for all such shares of Common Stock which proxy will be voted as the Participant directs or the Participant may vote all shares of Common Stock in person at the stockholders' meeting.

IX.      CERTIFICATES

         Shares of Common Stock purchased under the Plan are registered in the name of a nominee and shown on each Participant's Account Statement. However, a Participant may request a certificate for any of the whole shares of Common Stock which have accumulated in such Participant's Account by writing a letter of instruction to the Plan Administrator. Each certificate issued will be registered in the name or names in which the account is maintained, unless otherwise instructed in writing. If the certificate is to be issued in a name other than the name on the Participant's Account, the Participant or Participants must have his or her signature(s) guaranteed by a commercial bank or a broker that is a member of the medallion signature guarantee program. Certificates for fractional shares of Common Stock will not be issued in any case. Dividends will continue to be paid on the cumulative holdings of both full and fractional shares of Common Stock remaining in the Participant's Account and will automatically be reinvested until such time as the shares of Common Stock are sold or otherwise transferred or until the Participant terminates participation in the Plan. A book-to-book transfer involves transferring shares from an existing Participant's Account in the Plan to a new Participant's Account. Book-to-book transfers will be permitted if all proper transfer requirements are satisfied. All shares in that new Participant's Account will be coded for reinvestment unless the Plan Administrator is notified otherwise. For more information on book-to-book transfers, telephone the Plan Administrator at(800) 468-9716.

         Participants who wish to do so may deposit currently held certificates registered in their names with the Plan Administrator for credit under the Plan. There is no charge for such deposits, and by making such deposit the Participant will be relieved of the responsibility for loss, theft or destruction of the certificate.

         Shares of Common Stock credited to a Participant's Account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign shares of Common Stock credited to the Participant's Account must first withdraw such shares of Common Stock from such Participant's Account.

X.       TERMINATION OF PARTICIPATION

         A Participant may terminate participation in the Plan at any time by notifying the Plan Administrator in writing. Unless the termination notice is received by the Plan Administrator at least two business days prior to any Dividend Reinvestment Date or Cash Purchase Investment Date, it cannot be processed until after purchases made from the dividends paid or Cash Purchases submitted have been completed and credited to the Participant's Account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. The Plan Administrator may terminate the Participant's Account by notice in writing mailed to the Participant. Any full or fractional interests in shares of Common Stock may be aggregated and sold with the other terminating Participants. The proceeds to each Participant, in each case, will be the average sales price per share of all shares so aggregated and sold multiplied by the number of full or fractional shares of Common Stock sold by the Participant, less the Participant's pro rata share of any brokerage commissions and other costs of sale. Once termination has been effected, the Plan Administrator will issue to the Participant, without charge, certificates for the full shares of Common Stock held in the Participant's Account or, if so requested, sell the full shares of Common Stock held under the Plan,

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deduct brokerage commissions transfer taxes and deliver the proceeds to the
Participant. The value of the Participant's interest in any fractional share of Common Stock held in his account at termination will be paid by check, less the Participant's share of any related expenses. A Participant will also be entitled to the uninvested portion of any funds received for Optional Cash Purchases if notice of termination is received prior to the date when the Plan Administrator becomes obligated to pay for purchased shares of Common Stock.

         If a Participant disposes of all shares of Common Stock represented by certificates registered in his own name on the books of the Company but does not give notice of termination under the Plan, the Plan Administrator may continue to reinvest the dividends on the shares of Common Stock under the Plan until otherwise directed.

         A Participant who changes his or her address must notify the Plan Administrator immediately. If a Participant changes residences to a state where the shares of Common Stock offered pursuant to the Plan are not registered or exempt from registration under applicable securities laws, the Company may deem the Participant to have terminated participation in the Plan.

XI.      STOCK DIVIDENDS, STOCK SPLITS AND STOCKHOLDER RIGHTS OFFERINGS

         Any stock dividends or stock splits distributed by the Company on shares of Common Stock held by the Plan Administrator for the Participant will be credited to the Participant's Account. In the event the Company makes available to its stockholders rights to purchase additional shares of Common Stock or other securities, the Participant will receive appropriate instructions in connection with all such rights directly from the Plan Administrator in order to permit a Participant to determine what action he or she desires to take. Transaction processing under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or stockholder rights offering.

XII.     PLAN ADMINISTRATOR'S RESPONSIBILITIES

         The Plan Administrator shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including without limitation, any claims of liability (1) arising out of failure to terminate any Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, (2) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times such purchases or sales are made and (3) with respect to any loss or fluctuation in the market value of the Common Stock.

         All notices from the Plan Administrator to a Participant will be mailed to the Participant's last address of record, which will satisfy the Plan Administrator's responsibility to give notice.

XIII.    TERMINATION OF THE PLAN

         The Company reserves the right to suspend or terminate the Plan in whole or part at any time. Notice will be sent to Participants of any suspension or termination as soon as practicable after such action by the Company.

XIV.     AMENDMENTS TO THE PLAN

         The Plan may be amended or supplemented by the Company at any time or times, including the period between a dividend record date and the related Dividend Reinvestment Date. Notice will be sent to Participants of any amendments as soon as practicable after such action by the Company. Any amendment or supplement shall conclusively be deemed to be accepted by the Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of termination of the Participant's Account.

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

XV.      APPLICABLE LAW

         The terms and conditions of the Plan and its operation shall be governed by the internal laws of the State of New York.

XVI.     INTERPRETATION AND REGULATION OF THE PLAN

         The Company reserves the right, without notice to Participants, to interpret and regulate the Plan as it deems necessary or desirable in connection with its operation. Any such interpretation and regulation shall be conclusive. Neither the Company nor the Plan Administrator, in administering, interpreting or performing their duties under the Plan, will be liable for any act committed or omitted in good faith, including, without limitation, any act giving rise to a claim of liability arising from (i) the times and prices at which shares of Common Stock are purchased or sold for a Participant's Account or (ii) fluctuations in the market price of the Common Stock.

XVII.    INQUIRIES ABOUT THE PLAN

         All terminations, withdrawals, sale of shares and change of addresses should be directed to:

         Wells Fargo Bank Minnesota, N.A.
         Dividend Reinvestment Department
         P.O. Box 64856
         St. Paul, MN  55164-0856

         Telephone:  (800) 468-9716

         All other correspondence and questions regarding the Plan and a Participant's Account should be directed to:

         Wells Fargo Bank Minnesota, N.A.
         Dividend Reinvestment Department
         P.O. Box 64856
         St. Paul, MN  55164-0856

         Telephone:  (800) 468-9716

         or

         American Land Lease, Inc.
         Dividend Reinvestment and Stock Purchase Plan
         29399 U.S. Hwy 19 North Suite 320
         Clearwater, Florida 33761
         Telephone: (727) 726-8868
         Facsimile: (727) 725-4391

XVIII.   GLOSSARY

         "Authorization Form" means the form used to appoint the Plan Administrator as agent for the Participant, to direct the Company to pay to the Plan Administrator such Participant's cash dividends on Participating Shares and Plan Shares, and to direct the Plan Administrator to purchase on the Dividend Reinvestment Date additional shares of Common Stock with such dividends and to purchase on the relevant Cash Purchase Investment Date additional shares of Common Stock with Cash Purchases.

         "Beneficial Owner" means a Stockholder who beneficially owns shares of Common Stock that are registered in a name other than such Stockholder's name, such as in the name of a broker, bank or other nominee.

         "Cash Purchase" means a voluntary cash investment in the Common Stock of the Company through the Plan.

         "Cash Purchase Due Date" means the date by which the Plan Administrator must receive the following items in order for funds to be invested on the next Cash PurchaseInvestment Date: (i) the Authorization Form (if person is not yet enrolled as a Participant)

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

at least one business day before the commencement of the next Pricing Period;
(ii) a Request for Waiver executed by the Company (if applicable) no later than 2:00 p.m., New York City time, two business days before the commencement of the next Pricing Period; and (iii) a check, money order or electronic funds transfer from a pre-designated bank no later than one business day prior to the commencement of the next Pricing Period.

         "Cash Purchase Investment Date" means the date of investment of the Cash Purchases, generally on or about the third from the last business day of each month, or in the case of purchases on the open market, no later than the last business day of each month.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Stock" means the common stock, $.01 par value, of the Company.

         "Company" means American Land Lease, Inc., a Delaware corporation.

         "Discount Rate" means a discount rate, as determined by the Company in its sole discretion, ranging from 0% to 5% from the per share Market Price for Dividend Reinvestments and the Market Price for Cash Purchases on shares of newly issued Common Stock purchased by the Plan Administrator for the Plan from the Company with reinvested dividends and funds from Cash Purchases not in excess of the $5,000 per calendar quarter limit.

         "Dividend Payment Date" means the dividend payment date announced by the Company from time to time.

         "Dividend Reinvestment Date" means the date of the reinvestment of dividends paid on Plan Shares and Participating Shares of Common Stock, generally on or within thirty days after the Dividend Payment Date except where completion at a later date is necessary or advisable under applicable securities laws. Under normal market conditions, the Company expects to reinvest the funds on the Dividend Payment Date.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Market Price for Cash Purchases" means the average of the daily high and low Sales Prices, computed to four decimal places, of the Shares of Common Stock as reported on the NYSE during the Pricing Period prior to the related Cash Purchase Investment Date.

         "Market Price for Dividend Reinvestments" means the average of the daily high and low sales prices, computed to four decimal places, of the shares of Common Stock as reported on the NYSE on the Dividend Reinvestment Date.

         "NYSE" means the New York Stock Exchange.

         "Participant" means a Record Owner of the Common Stock or the Beneficial Owner of the Common Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf.

         "Participating Shares" means all or a specified number of shares of Common Stock owned by the Participant.

         "Plan" means the American Land Lease, Inc. Dividend Reinvestment and Stock Purchase Plan, as amended, modified or supplemented from time to time in accordance with its terms.

         "Plan Administrator" means the administrator of the Plan, as of the date of this Plan, Wells Fargo Bank Minnesota, N.A.

         "Plan Shares" means all whole and fractional shares of Common Stock credited to a Participant's Plan account.

         "Pricing Period" means the ten Trading Days prior to the applicable Dividend Reinvestment Date or Cash Purchase Investment Date.

         "Stockholder of Record" means a Stockholder who owns shares of Common Stock in his or its own name.

         "Stockholders" means record owners of the Common Stock of the Company.

         "Trading Day" means any day other than Saturday, Sunday or a legal holiday on which the NYSE is closed for trading or a day on which the Plan Administrator is authorized or obligated by law to close.

         "Waiver Discount" means a discount rate, as determined by the Company in its sole discretion, ranging from 0% to 5% from the per share Market Price on shares of newly issued Common Stock purchased by the Plan from the Company with fund from Cash Purchases in excess of the $5,000 per calendar quarter limit.

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
XIX.     EXECUTION

         To record the adoption of the Plan as of May 3, 2002, the Company has caused this Plan to be executed in the name and on behalf of the Company by a duly authorized officer.

                                    AMERICAN LAND LEASE, INC.,
                                       a  Delaware corporation

                                     /s/  Robert Blatz
                                    -----------------------------------
                                    By:    Robert Blatz
                                    Title: President and Chief Operating Officer


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